Exhibit 99.1

HARMONY BIOSCIENCES APPOINTS BIOTECH LEADER RON PHILIP TO ITS BOARD OF DIRECTORS

PLYMOUTH MEETING, Pa., Apr. 3, 2025 -- Harmony Biosciences Holdings, Inc. (Nasdaq: HRMY) today announced the appointment of Ron Philip to the Company's Board of Directors.

Ron Philip is the President and Chief Executive Officer of Orbital Therapeutics. Ron has 30 years of experience building companies, leading organizational growth, and guiding teams through the development, regulatory approval, and commercialization of novel therapies. Prior to Orbital, he was Chief Executive Officer of Spark Therapeutics, where he led the commercial launch of a novel gene therapy to treat an inherited form of blindness, expanded its therapeutic platform to larger disease areas, and acquired new technologies and assets through business development. Prior to being CEO, he served as Chief Operating Officer and Chief Commercial Officer at Spark.

“I am excited to join the Harmony Biosciences board during the company’s transformative phase of growth,” said Philip. “Harmony’s success building a strong, durable business and a robust pipeline of innovative late-stage assets across multiple therapeutic areas provides a solid foundation to help thousands of patients with limited treatment options while generating durable, long-term value creation. I am eager to share my experiences and support the company’s growth at this very exciting time.”

“Ron shares our focus on expanding the pipeline through business development, which is very relevant as Harmony continues to grow,” said Jeff Aronin, Harmony Biosciences founder and chairman. “He has a proven ability to identify new technologies that help meet patients’ needs while delivering value to our shareholders.”

Before joining Spark, Philip spent a decade at Pfizer and Wyeth, where he held several senior leadership roles, including regional president for Africa/Middle East, head of global business unit strategy, head of business development search and evaluation, and commercial development lead within Pfizer’s innovative products business. Earlier, he worked at Deloitte Consulting in the strategy and operations practice, and at Merck & Co. in the company’s manufacturing and marketing divisions.

Philip currently serves as a board member at City Therapeutics and at Life Sciences Cares Pennsylvania. He was previously on the boards of the Academy of Natural Sciences of Drexel University, the Chamber of Commerce for Greater Philadelphia and Cure Duchenne. He is a graduate of Drexel University.

About Harmony Biosciences
Harmony Biosciences is a pharmaceutical company dedicated to developing and commercializing innovative therapies for patients with rare neurological diseases who have unmet medical needs. Driven by novel science, visionary thinking, and a commitment to those who feel overlooked, Harmony Biosciences is nurturing a future full of therapeutic possibilities that may enable patients with rare neurological diseases to truly thrive. Established by Paragon Biosciences, LLC, in 2017 and headquartered in Plymouth Meeting, Pa, we believe that when empathy and innovation meet, a better future can begin; a vision evident in the therapeutic innovations we advance, the culture we cultivate, and the community programs we foster. For more information, please visit www.harmonybiosciences.com.

Harmony Biosciences Investor Contact:

Brennan Doyle

484-539-9700

bdoyle@harmonybiosciences.com

Harmony Biosciences Media Contact:

Cate McCanless

202-641-6086

cmccanless@harmonybiosciences.com